Exhibit 10.49

SOVOS BRANDS, INC.

INCENTIVE-BASED COMPENSATION RECOVERY POLICY

The Board of Directors of Sovos Brands, Inc. has adopted this Policy to provide for the recovery of certain erroneously awarded incentive-based compensation received by certain current and former executive officers. This Policy is intended to comply with the requirements of Nasdaq Listing Rule 5608 and shall remain in effect only for so long as the Company is required to comply with such Listing Rule. Certain capitalized terms used in this Policy have the meanings set forth in the Glossary attached to and part of this Policy.

This Policy supplements any requirements imposed pursuant to applicable law or regulations, any claw back or recoupment provision in the Company’s other recoupment policies, plans, awards and individual employment or other agreements (including any recoupment provisions in the Company’s equity incentive plans or award agreements) (if any), and any other rights or remedies available to the Company, including termination of employment.

Administration. The Compensation Committee will administer and interpret this Policy and make all determinations for the administration of this Policy. Any determinations made by the Compensation Committee will be final, binding and conclusive on all affected individuals. For the avoidance of doubt, the Compensation Committee will be comprised of independent directors under Nasdaq listing rules.

Statement of Policy. Following the occurrence of a Recoupment Trigger, the Company will recover reasonably promptly the Erroneously Awarded Compensation from the applicable Covered Individual(s), except as provided in this Policy. For the avoidance doubt, only Incentive-Based Compensation received by Covered Individuals on or after October 2, 2023 shall be subject to this Policy.

Covered Individuals Subject to the Recoupment Policy. This Policy is applicable to any current or former Executive Officer who has received the subject Incentive-Based Compensation during the Recoupment Period and who served as an Executive Officer at any time during the performance period for that Incentive Based Compensation (together, “Covered Individuals”).

Recoupment Period. “Recoupment Period” means (i) the three completed fiscal years immediately preceding the date on which a Recoupment Trigger occurs as well as (ii) any transition period (that results from a change in the Company’s fiscal year) within or immediately following such three completed fiscal years, it being understood that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year.

A “Recoupment Trigger” will have occurred upon the earlier of: (i) the date the Board, the Audit Committee of the Board, or the officer or officers of the Company authorized to take such action (if any) concludes, or reasonably should have concluded, that the Company is required to prepare

Exhibit 10.49

an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

For the avoidance of doubt, the Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if, or when, the Accounting Restatement is presented within the Company’s financial statements or filed with the SEC.

Incentive-Based Compensation Subject to Recoupment. This Policy applies to Incentive-Based Compensation received during the Recoupment Period.

Incentive-Based Compensation is deemed to have been “received” by a Covered Individual in the fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the applicable award occurs after the end of that period. For example, the Compensation Committee established fiscal 2023 adjusted EBITDA, net revenue and corporate net working capital targets for the fiscal 2023 implementation of the Sovos Brands Annual Incentive Plan. Fiscal 2023 Annual Incentive Plan amounts (if any) will be paid in fiscal 2024; however, because the Financial Reporting Measures for such payment relate to fiscal 2023, such amounts (if any) will be deemed to have been received in fiscal 2023 for purposes of this Policy.

“Incentive-Based Compensation” is any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. A “Financial Reporting Measure” is a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measures that are derived wholly or in part from such measures. Accordingly, a non-GAAP financial measure may be a Financial Reporting Measure. Stock price and total shareholder return are also Financial Reporting Measures. For the avoidance of doubt, a Financial Reporting Measure need not be presented within the Company’s financial statements or included in any of the Company’s filings with the SEC.

Incentive-Based Compensation at Sovos Brands may include, without limitation:

●	Payments under the Sovos Brands Annual Incentive Plan;
●	Performance-based restricted stock units (other than performance-based restricted stock units that have been modified to vest based on time) and any shares issued in connection with the vesting and settlement of such performance-based restricted stock units;
●	Restricted stock that vests based on MOIC (other than restricted stock that has been modified to vest based on time); and
●	Proceeds from the sale of any such shares;

it being understood that the foregoing list is provided to facilitate an understanding of the definition of Incentive-Based Compensation and does not, in any way, modify such definition.

Incentive-Based Compensation at Sovos Brands does not include:

●	Salaries;
●	Restricted stock units that vest based on time and any shares issued in connection with the vesting and settlement of such restricted stock units;
●	Restricted stock that vests based on time; or
●	Proceeds from the sale of any such shares;

Exhibit 10.49

it being understood that the foregoing list is provided to facilitate an understanding of the definition of Incentive-Based Compensation and does not, in any way, modify such definition.

Erroneously Awarded Compensation. In the event of a Recoupment Trigger, the Compensation Committee will seek to recover from any applicable Covered Individual an amount of Incentive-Based Compensation received that exceeds the amount that otherwise would have been received by such Covered Individual had such Incentive Based Compensation been determined based on the restated amounts, computed without regard to any taxes paid (such excess amount, the “Erroneously Awarded Compensation”). For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, (A) the Compensation Committee shall base the  amount of Erroneously Awarded Compensation on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received and (B) the Company will maintain documentation of that reasonable estimate and provide such documentation to Nasdaq as required.

Limited Exceptions. The Company must recover Erroneously Awarded Compensation in compliance with this Policy, except (1) to the extent that the conditions of paragraphs (b)(1)(iv)(A), (B) or (C) of Nasdaq Rule 5608 are met and (2) the Compensation Committee has determined that recovery would be impracticable.

No Fault. Incentive-Based Compensation is subject to recoupment under this Policy even if the Accounting Restatement was not due to any misconduct or failure of oversight on the part a Covered Individual.

Amendment or Termination of Policy.  The Board may alter or amend this Policy at any time, including to incorporate any obligations of recoupment under applicable law, provided, however, that immediately upon the Company’s securities no longer being listed on a national securities exchange, this Policy shall terminate and be of no further force or effect.

Disclosure. The Company is required to file this Policy with the SEC as an exhibit to its annual report on Form 10-K and is also subject to the disclosure requirements of Item 402(w) of Regulation S-K, SEC Rule 10D-1 and Nasdaq Listing Rule 5608, as applicable.

Without limiting the generality of the foregoing, such disclosure requirements may include naming Covered Individuals and the amount of Erroneously Awarded Compensation owed in the Company’s proxy statement or annual report on Form 10-K.

Indemnification.  The Company is prohibited from indemnifying any Covered Individual against the loss of Erroneously Awarded Compensation.

Validity and Enforceability. To the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to applicable law. The invalidity or unenforceability of any provision of this Policy shall not affect the validity or enforceability of any other provision

Exhibit 10.49

of this Policy. This Policy is intended to comply with, shall be interpreted to comply with, and shall be deemed automatically amended to comply with Nasdaq Rule 5608 and any related rules or regulations promulgated by the SEC or Nasdaq, including any additional or new requirements that become effective after October 2, 2023.

Adopted by the Board of Directors effective November 30, 2023.

Exhibit 10.49

Glossary

“Accounting Restatement” means a restatement of the Company’s financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Without limiting the generality of the foregoing, the following typically would not be an Accounting Restatement creating a Recoupment Trigger under the Policy: (i) application of a change in accounting principle; (ii) revisions to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) revisions for stock splits, reverse stock splits, stock dividends or other changes in the Company’s capital structure; and (vi) “out-of-period adjustments” (i.e., when the error is immaterial to the previously issued financial statements and the correction of the error is immaterial to the current period).

“Board” means the Board of Directors of Sovos Brands, Inc.

“Company” or “Sovos Brands” means Sovos Brands, Inc.

“Compensation Committee” means the Compensation Committee of the Board of Directors of Sovos Brands, Inc.

“Executive Officer” means each executive officer of the Company as defined in Nasdaq Rule 5608(d). Without limiting the generality of the foregoing, at Sovos Brands, an executive officer is typically an executive who is, or has been, required to file Forms 3, 4 or 5 pursuant to Section 16 of the Securities Exchange Act of 1934 (aka the “Section 16 Officers”).

“Nasdaq” means the Nasdaq Stock Market LLC.

“Policy” means this Sovos Brands, Inc. Incentive-Based Compensation Recovery Policy.

“SEC” means the Securities and Exchange Commission.